As filed with the Securities and Exchange Commission on December 16, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

CHINA MEDIAEXPRESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8951489	7310
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

Room 2805, Central Plaza, Wanchai Hong Kong
+852 2827 6100
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal executive Offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, NY 10017
+1 212 750-6474
(Name, address, including zip code, and telephone number, including area code, of Agent for Service))

with a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
(212) 407-4000

Approximate date of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,600,000	$11.96	$19,136,000	$1,067.79
Common Stock, $0.001 par value per share(3)	2,100,000	$11.96	$25,116,000	$1,401.48
Total	3,700,000		$44,252,000	$2,469.27

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of shares as may become necessary to adjust the number of shares issued by the Registrant to the Selling Stockholders upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions involving the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices on December 10, 2009, as reported by the NYSE Amex.

(3) Represent shares issuable upon the exercise of outstanding warrants to purchase shares of common stock held by the Selling Stockholders name herein.

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and other offerings registered on earlier registration statements. The combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as a Post-Effective Amendment No. 1 on Form S-3 to Form S-1 contains an updated prospectus relating to (i) the offering and sale of shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant’s initial public offering and (ii) certain securities issued and issuable upon exercise of an option sold to the representative of the underwriters in connection with such offering, all of which were (together with certain other securities of the registrant) initially registered by China MediaExpress Holdings, Inc. (formerly, TM Entertainment and Media, Inc.) on the Registration Statement on Form S-1 (File No. 333-143856) declared effective by the Securities and Exchange Commission on October 17, 2007, and a new registration statement on Form S-3 relating to the offering and sale of shares of common stock held by certain insider stockholders and shares of common stock issuable upon exercise of warrants also held by certain insider stockholders and shares of common stock issued to one of our financial advisors in connection with the share exchange transaction consummated in October 2009. All filing fees payable in connection with the registration of the securities covered by such post-effective amendment were previously paid in connection with the filing of the original registration statement.

THE REGISTRANT HEREBY AMENDS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to completion, dated December 14, 2009

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

China MediaExpress Holdings, inc.

13,128,138 Shares of Common Stock
536,569 Common Stock Purchase Warrants

This prospectus relates to (i) 8,355,000 shares of common stock, par value $0.001 per share, of China MediaExpress Holdings, Inc. (“CME” or the “Company” or “we,” “us” or similar words), which are issuable upon the exercise of outstanding common stock purchase warrants issued in our initial public offering pursuant to a prospectus dated October 17, 2007 (the “IPO Warrants”); (ii) 2,100,000 shares of common stock issuable upon the exercise of warrants held by certain of our insider stockholders; (iii) 1,500,000 shares of common stock held by certain of founders of our predecessor TM Entertainment and Media, Inc. (securities in (ii) and (iii) are referred to as the “Founder Securities”); and (iv) 100,000 shares of common stock held by Sinova Holdings, Ltd. and a transferee party named by such stockholder (securities in (iv) are referred to as the SHL Securities”).

This prospectus also relates to the resale of the following securities issued upon exercise of the unit purchase option granted to such representative in our initial public offering: (i) 333,625 shares of common stock, par value $0.001 per share, (ii) 333,625 common stock purchase warrants and (iii) 333,625 shares of common stock issuable upon the exercise of the representative’s warrants (collectively with the IPO Warrants, the “IPO Securities”).

In order to obtain the shares of common stock, the holders of the warrants must pay an exercise price of $5.50 per share, or by cashless exercise in the case of warrants held by certain of our founders.  We will receive the proceeds from the exercise of all of the warrants, including the warrants exercised by the representative and its designees.

Our common stock, warrants and units are traded on the NYSE Amex under the symbols “CCME,” “CCME.WS” and “CCME.U,” respectively.  On  December 10, 2009, the closing sale price of the common stock, warrants and units was $11.96, $5.18 and $17.00, respectively.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2009

Table of Contents

PROSPECTUS SUMMARY	3
FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	5
USE OF PROCEEDS	5
DETERMINATION OF OFFERING PRICE	5
PLAN OF DISTRIBUTION	8
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	10
WHERE YOU CAN FIND MORE INFORMATION	2
LEGAL MATTERS	10
EXPERTS	10

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in an applicable prospectus supplement, if any, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information contained in this prospectus or incorporated by reference.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, NE in Washington, D.C.  The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

PROSPECTUS SUMMARY

The Company

We were formed as a blank check company under the name “TM Entertainment and Media, Inc.” to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a domestic or foreign operating business in the entertainment, media, digital or communications industries.  On October 17, 2007, we completed an initial public offering of our securities.

On October 15, 2009, pursuant to the terms of a Share Exchange Agreement, dated as of May 1, 2009, as amended on September 30, 2009 (“Share Exchange Agreement”), TM Entertainment and Media, Inc. (“TM”) acquired all of the issued and outstanding capital stock of Hong Kong Mandefu Holding Limited (“CME”) and as a result, CME became a direct wholly-owned subsidiary of TM (the “Transaction”).

CME, through contractual arrangements with Fujian Fenzhong, an entity majority owned by CME’S former majority shareholder, operates the largest television advertising network on inter-city express buses in China.  While CME has no direct equity ownership in Fujian Fenzhong, through the contractual agreements CME receives the economic benefits of Fujian Fenzhong’s operations.

Pursuant to the Share Exchange Agreement, TM purchased 100% of the outstanding equity of CME and issued 20.915 million newly issued shares of common stock and paid $10.0 million in three year, no interest promissory notes.  In addition, the former shareholders of CME may earn up to an additional 15.0 million shares of common stock subject to the achievement of the following net income targets for 2009, 2010 and 2011:

Year	Net Income (RMB)	Net Income (US$)(1)	Shares

2009	287.0 million	$42.0 million	1.0 million
2010	570.0 million	$83.5 million	7.0 million
2011(2)	889.0 million	$130.2 million	7.0 million

(1)	Based on current exchange rate of 6.83 RMB/US$.

(2)
If CME’s adjusted net income for 2009, 2010 or 2011 does not equal or exceed the targeted net income threshold for such fiscal year, the earn-out shares in respect of such fiscal year will not be issued; provided, however, that if CME’s adjusted net income in the fiscal year immediately succeeding such non-achieving fiscal year exceeds the sum of (i) the targeted net income threshold for such immediately succeeding fiscal year (which, for the fiscal year ending December 31, 2012, the targeted net income threshold shall be RMB1,155,536,569 ($169.2 million)) and (ii) the shortfall amount for the non-achieving fiscal year, then the earn-out shares in respect of such non-achieving fiscal year will be issued.

In connection with the approval of the Transaction at the October 15, 2009 Special Meeting of Stockholders of TM, the stockholders of TM also approved (i) an amendment to TM’s Amended and Restated Certificate of Incorporation to remove the prohibition on the consummation of a Business Combination (as defined therein) if holders of an aggregate of 30% or more in interest of the shares of TM’s common stock issued in its initial public offering (“IPO Shares”) exercise their conversion rights, (ii) to amend TM’s Amended and Restated Certificate of Incorporation to remove the requirement that only holders of the IPO Shares who vote against the Transaction (as defined below) may convert their IPO Shares into cash; (iii)  to amend TM’s Amended and Restated Certificate of Incorporation to change TM’s corporate name to “China MediaExpress Holdings, Inc.,” delete certain provisions that related to TM as a blank check company and create perpetual existence; (iv) to amend TM’s Amended and Restated Certificate of Incorporation to increase the number of shares authorized for issuance; and (v) to elect six persons to CME’s board of directors to serve for the respective term of office of the class to which the nominee is elected and until their successors are duly elected and qualified.  Proxies relating to such Special Meeting of Stockholders were solicited pursuant to TM’s Definitive Proxy Statement on Schedule 14A dated October 2, 2009 (the “TM Definitive Proxy”), which is incorporated herein by reference, and our Current Report on Form 8-K filed with the SEC on October 21, 2009, which is also incorporated herein by reference.

Our principal executive offices are located at Room 2805, Central Plaza, Wanchai Hong Kong .  The telephone number at our executive office is +852 2827 6100.  Our operating subsidiary maintains an English language website at www.gstv.cc/enweb/index.asp. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

The Offering

Securities offered:
333,625 warrants issued pursuant to or underlying a unit purchase option and 13,128,138 shares of common stock underlying (i) IPO warrants to purchase 8,355,000 shares with an exercise price of $5.50 per share, (ii) 333,625 shares of common stock issued pursuant to the underwriters’ unit purchase option, and (iii) 333,625 shares underlying the warrants issued pursuant to the underwriters’ unit purchase option;(iv) 1,500,000 shares of common stock held by certain of founders of our predecessor TM Entertainment and Media, Inc. (v) 2,100,000 shares of common stock issuable upon exercise of warrants held by the founders of such predecessor; and (vi) 100,000 shares of common stock held by Sinova Holdings, Ltd. and a transferee party named by such stockholder.

Common Stock:
Number outstanding before this offering	24,236,319
Number to be outstanding after this offering	35,024,944 assuming the exercise for cash of all of the warrants, including the 333,625 warrants associated with the unit purchase option.
Offering proceeds
Assuming the exercise of the underwriters’ unit purchase option for cash and all the warrants, we will receive gross proceeds of $59,337,438. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes and make payments to the former shareholders of CME as required by the Share Exchange Agreement.

NYSE Amex Symbol	CCME

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this prospectus. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	outcomes of government reviews, inquiries, investigations and related litigation;
•	continued compliance with government regulations;
•	legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;
•	fluctuations in client demand;
•	management of rapid growth;
•	general economic conditions;
•	our business strategy and plans; and
•	the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we do not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

A discussion of the risk factors relating to an investment in us is included in the TM Definitive Proxy, which is incorporated herein by reference. You should carefully consider the risk factors discussed in the proxy statement, together with all of the other information included in this prospectus, before you decide whether to exercise your warrants.

USE OF PROCEEDS

Assuming the exercise of the underwriters’ unit purchase option and all the warrants, we will receive gross proceeds of $59,337,438.  We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses, other general corporate purposes and make payments to the former shareholders of CME as required by the Share Exchange Agreement.. If we have indebtedness at the time the warrants are exercised, we may also use proceeds to repay indebtedness. We may also use the proceeds to acquire other companies. There is no assurance that the holders of the unit purchase option or the warrants will elect to exercise any or all of the unit purchase option or the warrants.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are issued and outstanding, and shares of common stock underlying our warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 23,802,694 shares of common stock issued and outstanding.

The following table sets forth:

	the name of the Selling Stockholders,

	the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

	the maximum number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and


the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Except for Theodore S. Green, Malcolm Bird, John W. Hyde and Jonathan F. Miller, none of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for Sinova Holdings, Ltd., Eric Gier, Pali Performance LLC., David Boris, Micheal Powell, Maxim Partners LLC and HCFP/Brenner Securities LLC, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Stockholders has any agreement or understanding to distribute any of the shares being registered.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering (3)
Theodore S. Green (3)	2,237,840	2,237,840	-0-	-0-
Blair Green 2007 GST Trust(4)	95,080	95,080	-0-	-0-
Sara Green 2007 GST Trust(5)	95,080	95,080	-0-	-0-
Malcolm Bird(6)	648,000	648,000	-0-	-0-
John W. Hyde Living Trust(7)	57,000	57,000	-0-	-0-
John W. Hyde(8)	25,000	25,000	-0-	-0-
Jonathan F. Miller(9)	82,000	82,000	-0-	-0-
George Becker(10)	10,000	10,000	-0-	-0-
Malibu Partners, LLC(11)	350,000	350,000	-0-	-0-
Pali Performance LLC(12)	203,172	203,172	-0-	-0-
David Boris(13)	215,292	215,292	-0-	-0-
Michael Powell(14)	107,646	107,646	-0-	-0-
Maxim Partners LLC(15)	57,648	57,648	-0-	-0-
HCFP/Brenner Securities LLC(16)	83,492	83,492	-0-	-0-
Sinova Holdings, Ltd.(17)	66,667	66,667	-0-	-0-
Eric Gier	33,333	33,333	-0-	-0-

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 23,802,694 shares of Common Stock outstanding as of December 3, 2009.

(2)	Includes the total number of shares of Common Stock that each Selling Stockholder intends to sell.
(3)	Consists of 1,800,000 shares of common stock underlying Insider Warrants to purchase up to 1,800,000 shares of our common stock and 437,840 shares of common stock held by the selling stockholder.
(4)
Consists of 95,080 shares of common stock held by the selling stockholder.  Pursuant to a voting agreement with the trustee of the Blair Green 2007 GST Trust, Mr. Theodore S. Green has voting power over the shares held by the Blair Green 2007 GST Trust, and accordingly Mr. Green has beneficial ownership of such shares.  Mr. Green disclaims any other beneficial or pecuniary interest in such shares.

(5)
Consists of 95,080 shares of common stock held by the selling stockholder.  Pursuant to a voting agreement with the trustee of the Sara Green 2007 GST Trust, Mr. Theodore S. Green has voting power over the shares held by the Sara Green 2007 GST Trust, and accordingly Mr. Green has beneficial ownership of such shares.  Mr. Green disclaims any other beneficial or pecuniary interest in such shares.

(6)	Consists of 250,000 shares of common stock underlying Insider Warrants to purchase up to 250,000 shares of common stock and 398,000 shares of common stock held by the selling stockholder.
(7)	Consists of 57,000 shares of common stock held by the selling stockholder. Mr. John W. Hyde has voting and dispositive power over the shares held by John W. Hyde Living Trust.
(8)	Consists of 25,000 shares of common stock underlying Insider Warrants to purchase up to 25,000 shares of common stock.
(9)	Consists of 25,000 shares of common stock underlying Insider Warrants to purchase up to 25,000 shares of common stock and 57,000 shares of common stock held by the selling stockholder.
(10)	Consists of 10,000 shares of common stock held by the selling stockholder.
(11)	Consists of 350,000 shares of common stock held by the selling stockholder. Mr. Kenneth J. Abdalla, as Managing Member, has voting and dispositive power over the shares held by Malibu Partners, LLC.
(12)
Consists of 101,586 shares of common stock included as part of the units received upon exercise of the underwriters’ unit purchase option, and 101,586 shares underlying the warrants included as part of such units.

(13)
Consists of 107,646 shares of common stock included as part of the units received upon exercise of the underwriters’ unit purchase option, and 107,646 shares underlying the warrants included as part of such units.

(14)
Consists of 53,823 shares of common stock included as part of the units received upon exercise of the underwriters’ unit purchase option, and 53,823 shares underlying the warrants included as part of such units.

(15)
Consists of 28,824 shares of common stock included as part of the units received upon exercise of the underwriters’ unit purchase option, and 28,824  shares underlying the warrants included as part of such units.

(16)
Consists of 41,746 shares of common stock included as part of the units received upon exercise of the underwriters’ unit purchase option, and 41,746 shares underlying the warrants included as part of such units.

(17)	Consists of 66,667 shares of common stock held by the selling stockholder. Mr. James A.H. Walsh has voting and dispositive power over the shares held by Sinova Holdings, Ltd.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

FINRA Rule 5110 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each Selling Stockholder that it may not use Shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus were passed upon for us by Morrison Cohen LLP, New York, New York other than the shares offered by Sinova Holdings, Ltd. and a transferee party named by such stockholder, as to which Loeb & Loeb LLP has provided an opinion regarding the validity thereof.

EXPERTS

The consolidated financial statements of CME as of December 31, 2008, 2007 and 2006 and for the years then ended incorporated by reference herein have been audited by AJ Robbins, P.C. as set forth in their report appearing in the TM Definitive Proxy, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TM as of December 31, 2008 and 2007, and for the year ended December 31, 2008 and for the period from May 1, 2007 (inception) through December 31, 2007, and for the period from May 1, 2007 (inception) through December 31, 2008 incorporated by reference herein have been audited by Eisner LLP as set forth in their report (which contains an explanatory paragraph about TM’s ability to continue as a going concern) appearing in the TM Definitive Proxy and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

▪	our Annual Report on Form 10-K for the fiscal period ended December 31, 2008;

▪	our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

▪
our Current Reports on Form 8-K dated February 13, 2009, March 4, 2009, March 16, 2009, March 31, 2009, May 4, 2009, May 6, 2009, May 19, 2009, June 4, 2009, June 22, 2009, September 11, 2009, September 28, 2009, October 1, 2009, October 16, 2009 and October 21, 2009 (as amended by a Form 8-K/A filed on November 3, 2009), October 29, 2009, October 30, 2009, October 30, 2009, November 16, 2009, December 7, 2009 and December 8, 2009;

▪	the description of our common stock contained in our Form 8-A filed October 16, 2007;

▪	our Definitive Proxy Statement filed October 5, 2009; and

▪	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to Jacky Lam, Chief Financial Officer, China MediaExpress Holdings, Inc., Room 2805, Central Plaza, Wanchai, Hong Kong , Tel.  +852 2827 6100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

INDEMNIFICATION

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$2,469.27

Legal fees and expenses	$15,000

Accounting fees and expenses	$15,000
Total	$32,469,27

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 16.  Exhibits

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement (1)

4.2	Specimen Common Stock Certificate (1)

4.3	Specimen Warrant Certificate (1)

5.1	Opinion of Morrison Cohen LLP as to the legality of the IPO Securities. (1)

5.2	Opinion of Morrison Cohen as to the legality of the Founder Securities.

5.3	Opinion of Loeb & Loeb LLP as to the legality of the SHL securities.

23.1	Consent of Morrison Cohen LLP (included in Exhibit 5.2).

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.3).

23.3	Consent of Eisner LLP, independent registered public accounting firm.

23.4	Consent of AJ Robbins PC, independent registered public accounting firm.

24	Power of Attorney (1)

(1)           Incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 18, 2007, and subsequently amended on July 27, 2007, September 11, 2007, October 10, 2007 and October 12, 2007.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that

(A)           subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(B)           subparagraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, Special Administrative Region of the People’s Republic of China, on the 14th day of December, 2009.

CHINA MEDIAEXPRESS HOLDINGS, INC..

By:	/s/ Zheng Cheng
Zheng Cheng
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zheng Cheng as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments to this registration statement, and registration statements filed pursuant to Rule 462 and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Zheng Cheng	Chairman of the Board and Chief Executive Officer	December 14, 2009
Zheng Cheng	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Jacky Lam	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	December 14, 2009
Jacky Lam

/s/ George Zhou	Director	December 14, 2009
George Zhou

/s/ Marco Kung	Director	December 14, 2009
Marco Kung

/s/ Theodore Green	Director	December 11, 2009
Theodore Green

/s/ Malcolm Bird	Director	December 11, 2009
Malcolm Bird

/s/ Yinshaung Huang	Director	December 14, 2009
Yinshaung Huang